EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Authentidate Holding Corp. on Form S-3 (Nos. 333-183093, 333-161220, 333-80917, 333-05445, 333-49160, 333-70880, 333-100546, 333-101354, 333-106174, 333-109626, 333-113153, 333-170760 and 333-179577) and Form S-8 (Nos. 333-197346, 333-179269, 333-23933, 333-65894, 333-91337, 333-97965, 333-118338 and 333-174347), of our report dated October 13, 2015, on our audits of the consolidated financial statements as of June 30, 2015 and 2014 and for each of the years in the three-year period ended June 30, 2015 which report is included in this Annual Report on Form 10-K to be filed on or about October 13, 2015. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the company’s ability to continue as a going concern.

/s/ EisnerAmper LLP

New York, New York

October 13, 2015